As filed with the Securities and Exchange Commission on January 5, 2023

Registration No. 333-238579

Registration No. 333-262145

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-238579

REGISTRATION STATEMENT NO. 333-262145

UNDER

THE SECURITIES ACT OF 1933

MNRL SUB INC.

(formerly Brigham Minerals, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-1106283
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1401 Lawrence Street, Suite 1750

Denver, Colorado

(720) 640-7620

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Conoscenti

Chief Executive Officer and Director

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

(720) 640-7620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Rubinsky

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by MNRL Sub Inc., a Delaware corporation (f/k/a Brigham Minerals, Inc.) (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-238579 on Form S-3, which was filed with the SEC on May 21, 2020, registering (i) an indeterminate number of shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), shares of preferred stock, depository shares and warrants of the Company, up to an aggregate amount of $300,000,000, and (ii) for resale up to 22,240,897 shares of Class A Common Stock; and

•

Registration Statement No. 333-262145 on Form S-3, which was filed with the SEC on January 13, 2022, registering an indeterminate number of debt securities, shares of Class A Common Stock, shares of preferred stock, depositary shares and warrants of the Company.

On December 29, 2022 (the “Closing Date”), the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated September 6, 2022, by and between the Company, STR Sub Inc. (f/k/a Sitio Royalties Corp.) and the other parties thereto were consummated. On the Closing Date, the Company became a direct wholly owned subsidiary of Snapper Merger Sub I, Inc., a new holding company also referred to as “New Sitio” that was subsequently renamed “Sitio Royalties Corp.”

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 5, 2023.

MNRL SUB INC.

By:	/s/ Christopher L. Conoscenti
	Name:	Christopher L. Conoscenti
	Title:	Chief Executive Officer and Director

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance on Rule 478 under the Securities Act of 1933, as amended.

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